Exhibit 99.1

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415.659.3580
onapolitano@fibertower.com

Investor Contact:
Cathy Mattison /Carolyn Capaccio
Lippert/Heilshorn & Associates, Inc.
415.433.3777
cmattison@lhai.com

FIBERTOWER RECEIVES EARLY TERMINATION NOTICE

San Francisco, CA, February 17, 2011 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, announced that it recently received an early termination notice from one of its emerging carrier customers to terminate service at approximately 220 billing locations on February 28, 2011, and that the customer is reviewing approximately 50 additional locations for possible early termination by March 31, 2011.  The monthly billing revenue generated by the service targeted for February termination is approximately $256,000 while the monthly billing revenue generated by locations being evaluated for March termination is approximately $88,000.

The Company recognizes that it is normal course of business for customers to make decisions to take down service based on their own particular circumstances or requirements.  For this reason, the Company includes early termination liability in all of its contracts.  The locations being terminated and being reviewed for termination represent a portion of the total Fibertower service contracted by this customer. Upon termination of all the services mentioned above, the customer’s early termination charges will be approximately $2 million payable immediately.

Fibertower does not believe that these early terminations will have a material impact on the company’s cash position in 2011.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be a leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including guidance for expected ranges of 2010 revenue, Adjusted EBITDA and capital expenditures, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements.  These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.